Exhibit 99.1

    PRESS RELEASE

RALCORP APPOINTS ROBERT VITALE AS CHIEF FINANCIAL OFFICER OF POST HOLDINGS

ST. LOUIS, October 13, 2011 – Ralcorp Holdings, Inc. (NYSE: RAH) today announced that Robert Vitale will serve as Chief Financial Officer of Post Holdings in conjunction with the previously announced separation of Ralcorp and the Post cereal business.  Mr. Vitale will join Post effective November 1, 2011.

Mr. Vitale brings to Post Holdings considerable operational and financial expertise, including experience with complex multi-tiered financings, acquisitions and divestitures, and board-level corporate governance.  Mr. Vitale has significant investment experience in the branded food, food ingredients and branded consumer products segments.

Mr. Vitale has served as President and CEO of AHM Financial Group, LLC, a diversified provider of insurance brokerage and wealth management services, since 2006.  Previously, Mr. Vitale was Chairman and majority shareholder of The Bargain Shop, Inc., a Toronto-based deep value retail chain with sales of approximately $250 million.  Prior to The Bargain Shop, he was a partner at Westgate Group, LLC, a consumer-oriented private equity firm based in St. Louis.  Mr. Vitale previously managed the Corporate Finance Department at Boatmen’s Bancshares, Inc., where he arranged numerous forms of multi-tiered financing arrangements.  He began his career at KPMG in 1987.  Mr. Vitale is a certified public accountant and earned his undergraduate degree from St. Louis University and his Master of Business Administration degree from Washington University in St. Louis.

“Rob is a talented financial professional with the right skills and expertise to serve as CFO of Post Holdings,” said William P. Stiritz, Chairman of Ralcorp.  “I worked closely with Rob for a decade at Westgate Group, where he consistently demonstrated a very high standard of excellence in financial strategy and administration.  Rob’s experience leading rapidly growing organizations and identifying, analyzing and financing acquisition opportunities will be a great asset to Post Holdings.  I look forward to working with Rob to deliver enhanced value to our shareholders.”

About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta. For more information about Ralcorp, visit the Company's website at www.ralcorp.com.

Contact:
Matt Pudlowski
Director, Business Development
(314) 877-7091